Exhibit 99.1

Contacts:	Gary J. Yusko
Chief Financial Officer
Alloy, Inc.
212/329-8431

For immediate release:

ALLOY REPORTS FIRST QUARTER FISCAL 2007 RESULTS

New York, NY – June 6, 2007—Alloy, Inc. (Nasdaq: ALOY), one of the country’s largest providers of nontraditional media programs reaching targeted consumer segments, today reported its operating results for its fiscal quarter ended April 30, 2007.

Revenue in the first quarter of fiscal 2007 decreased $7.0 million, or 16%, to $37.8 million from $44.8 million in the first quarter of fiscal 2006. Excluding revenue attributable to our recently announced acquisitions of Channel One and Frontline, Inc., our revenue would have decreased an additional $0.7 million.

Adjusted EBITDA for the first quarter of fiscal 2007, defined as operating loss plus depreciation and amortization, special charges and non-cash stock-based compensation was $(0.1) million compared with $1.5 million for the same period of fiscal 2006, a decrease of $1.6 million. The decrease was principally resultant from to lower revenue attributable to media segment assets and internal investments in several growth initiatives, including our interactive sites and display-board businesses.

Free cash flow, defined as net income (loss) plus depreciation and amortization, special charges, stock-based compensation, and amortization of deferred financing costs less capital expenditures, in the first quarter of fiscal 2007 decreased approximately $1.5 million to $(1.1) million, or $(0.08) per share, compared with $0.4 million, or $0.03 per share, in the first quarter of fiscal 2006. Capital expenditures for the first quarter of fiscal 2007 increased $0.7 million, to $1.2 million from $0.5 million in the first quarter of fiscal 2006.

Commenting on the first quarter financial results, Matt Diamond, Chairman and Chief Executive Officer stated, “As we had previously communicated and expected, our first quarter operating results were below last year’s first quarter. There was softness in demand in the quarter and some of our business segments are expected to deliver more of their revenue and profits in the back half of the year.” Mr. Diamond added, “We are very excited at the foundation we are building for growth in 2008 and beyond with our acquisitions of Channel One and Frontline Marketing, and strategic investments in our internet and database assets. We have made substantial progress in reducing Channel One’s cost structure and have been encouraged by advertiser interest in the medium. In addition, the recently announced sequel to The Sisterhood of the Traveling Pants movie and the expected fall debut of Gossip Girl on the CW network will provide additional growth for our entertainment division late this year and into fiscal 2008.”

Operating loss increased approximately $1.5 million to $1.9 million in the first quarter of fiscal 2007 from $0.4 million in the first quarter of fiscal 2006.

Interest expense decreased 98%, or approximately $1.0 million, from the first quarter of fiscal 2006, while income tax expense increased 126% in the first quarter of fiscal 2007 from the amount expensed in the first quarter of fiscal 2006.

Net loss increased $0.5 million, or 47%, to $1.7 million, or $0.13 per share, in the first quarter of fiscal 2007 from $1.2 million, or $0.10 per share, in the first quarter of fiscal 2006. On a per share basis, net loss increased 29%.

Consolidated and Segment Results

The tables below present the Company’s revenue, adjusted EBITDA and operating loss for the three-month periods ended April 30, 2007 and 2006:

(In thousands)

	Three Months Ended April 30,		Change
	2007	2006	$	%
Revenue
Promotion	$13,540	$19,128	$(5,588)	-29%
Media	10,416	11,215	(799)	-7%
Placement	13,831	14,492	(661)	-5%

Total Revenue	$37,787	$44,835	$(7,048)	-16%

Adjusted EBITDA
Promotion	$286	$686	$(400)	-58%
Media	509	1,450	(941)	-65%
Placement	1,512	1,699	(187)	-11%
Corporate	(2,415)	(2,332)	(83)	-4%

Total Adjusted EBITDA	$(108)	$1,503	$(1,611)	NM

Operating Income (Loss)
Promotion	$(111)	$330	$(441)	NM
Media	(325)	597	(922)	NM
Placement	1,467	1,664	(197)	-12%
Corporate	(2,919)	(3,023)	104	3%

Total Operating Loss	$(1,888)	$(432)	$(1,456)	-337%

NM – Not meaningful

Promotion revenue decreased 29% to $13.5 million from $19.1 million in the prior year quarter primarily due to fewer promotional events, lower sponsorship sales for our spring break promotion and lower sampling revenue due to a combination of client budget reductions and program scheduling, partially offset by higher OCM revenue. Adjusted EBITDA decreased $0.4 million, or 58%, primarily due to lower sales in our spring break promotion. Operating loss increased $0.4 million as a result of lower adjusted EBITDA.

Media revenue decreased $0.8 million, or 7%, to $10.4 million from $11.2 million in last year’s first quarter primarily as a result of lower out-of-home and interactive revenue, partially offset by revenue from the recently announced Channel One and Frontline acquisitions and increased royalties in our entertainment business. Excluding the effects of the Frontline and Channel One acquisitions, revenue in this segment would have decreased approximately $1.5 million, or 13%. Adjusted EBITDA decreased 65% as a result of the lower revenue and investment spending on our interactive and out-of-home properties. Operating income decreased $0.9 million as a result of lower adjusted EBITDA.

Placement revenue decreased 5% to $13.8 million from $14.5 million in the first quarter of fiscal 2006 due to lower broadcast and multicultural revenue, partially offset by higher college and military newspaper revenue. Adjusted EBITDA decreased $0.2 million, or 11% as a result of the reduction in broadcast revenue. Operating income decreased 12% due to lower adjusted EBITDA.

Corporate adjusted EBITDA decreased 4% to $(2.4) million from $(2.3) million in last year’s first quarter due to higher personnel costs. Operating loss decreased 3% principally as a result of the non-recurrence of special charges related to the dELiA*s, Inc. spin-off.

Second Quarter Outlook

We currently expect our second quarter revenue to experience a mid-teen percentage increase, due in part to the acquisition of Frontline Marketing, and adjusted EBITDA to be lower than this past quarter, due principally to the acquisition of Channel One and continued investment spending on our media assets. In addition, we currently expect to spend about $12.5 million this year on capital improvements to Channel One’s infrastructure.

About Alloy

Alloy, Inc. (ALOY) is one of the country’s largest providers of nontraditional media programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in interactive, display, direct mail, content production and educational programming. Alloy, Inc. works with over 1,500 companies including half of the Fortune 200. For further information regarding Alloy, please visit our corporate website at (www.alloymarketing.com)

Forward-Looking Statements

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our Web sites (www.alloy.com, www.delias.com, and www.ccs.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2007, and in subsequent filings that we make with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

ALLOY, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; In millions)

A. Adjusted EBITDA

The following tables set forth the Company’s adjusted EBITDA for the three-month period ended April 30, 2007 and 2006. The Company defines adjusted EBITDA as net income (loss) adjusted to exclude the following line items and amounts presented in its Statement of Operations: income taxes, other items, interest income, interest expense, special charges, depreciation and amortization and stock-based compensation expense.

The Company uses adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measure used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

Since adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As adjusted EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission (“SEC”), the Company provides below a reconciliation of adjusted EBITDA to net income and adjusted EBITDA by segment to operating income (loss).

	Three Months Ended April 30,
	2007	2006
Net Loss	$(1.7)	$(1.2)
Plus:
Income Taxes	0.1	0.1
Interest Income	(0.3)	(0.4)
Interest Expense	0.0	1.1
Special Charges	0.0	0.2
Depreciation and Amortization	1.0	1.0
Stock-based Compensation	0.8	0.7

Adjusted EBITDA	$(0.1)	$1.5

	Three Months Ended April 30, 2007
	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)
Promotion	$0.3	$(0.3)	$(0.1)	—	$(0.1)
Media	0.5	(0.5)	(0.3)	—	(0.3)
Placement	1.5	—	—	—	1.5
Corporate	(2.4)	(0.2)	(0.3)	—	(2.9)

Total	$(0.1)	$(1.0)	$(0.8)	—	$(1.9)

	Three Months Ended April 30, 2006
	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)
Promotion	$0.7	$(0.2)	$(0.1)	—	$0.3
Media	1.5	(0.6)	(0.3)	—	0.6
Placement	1.7	—	—	—	1.7
Corporate	(2.4)	(0.2)	$(0.3)	$(0.2)	(3.0)

Total	$1.5	$(1.0)	$(0.7)	$(0.2)	$(0.4)

B. Free Cash Flow

Free cash flow is defined by the Company as net income (loss) plus depreciation and amortization, special charges, stock-based compensation, and amortization of deferred financing costs less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per weighted average shares outstanding is defined by the Company as free cash flow divided by the weighted average shares outstanding used in the computation of net income (loss) per share.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow to remove the impact of cash flow timing differences to arrive at a measure which the Company believes more accurately reflects funds available for discretionary use. Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, deferred taxes, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions, which are not reflected. The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.

	Three Months Ended April 30,
	2007	2006
(In millions, except per share amounts)

Net cash provided by (used in) operating activities	$(1.1)	$0.1
Plus (Minus)
Changes in operating assets and liabilities	1.2	0.6
Spinoff costs included in Special
Charges	—	0.2
Capital expenditures	(1.2)	(0.5)

Free Cash Flow	$(1.1)	$0.4

Weighted Average Shares Outstanding	13.1	11.6

Free Cash Flow per Share	$(0.08)	$0.03

ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	April 30, 2007	January 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,636	$6,366
Marketable securities	13,275	21,145
Accounts receivable, net of allowance for doubtful accounts of $2,313 and $2,680 respectively	36,532	29,534
Inventory	7,177	3,225
Other current assets	5,343	4,862

Total current assets	74,963	65,132
Fixed assets	7,548	4,403
Goodwill	119,218	119,218
Intangible assets	11,324	7,424
Other assets	453	389

Total assets	$213,506	$196,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,163	$7,246
Deferred revenue	12,516	10,542
Accrued expenses and other current liabilities	22,643	13,887

Total current liabilities	47,322	31,675
Senior convertible debentures	1,397	1,397
Other long-term liabilities	2,089	823

Total liabilities	50,808	33,895

Stockholders’ equity:
Common stock; $.01 par value: authorized 200,000 shares; issued and outstanding, 15,082 and 14,698, respectively	151	147
Additional paid-in capital	441,526	438,428
Accumulated deficit	(264,414)	(261,692)

	177,263	176,883
Less treasury stock, at cost; 1,182 and 1,151 shares	(14,565)	(14,212)

Total stockholders’ equity	162,698	162,671

Total liabilities and stockholders’ equity	$213,506	$196,566

ALLOY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended April 30,
	2007	2006
	(Unaudited)
Revenue	$37,787	$44,835

Expenses:
Operating	34,529	39,772
General and administrative	4,129	4,306
Depreciation and amortization	1,017	1,019
Special charges	—	170

Total expenses	39,675	45,267

Operating loss	(1,888)	(432)

Interest expense	(19)	(1,060)
Interest income and other	312	381

Loss before income taxes	(1,595)	(1,111)

Income taxes	(113)	(50)

Net loss	$(1,708)	$(1,161)

Loss per basic and diluted share:	$(0.13)	$(0.10)

Weighted average shares outstanding:
Basic and Diluted	13,138	11,602

Alloy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Thousands)

	Three Months Ended April 30,
	2007	2006
	(Unaudited)
Net loss	($1,708)	($1,161)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of fixed assets	570	534
Amortization of debt issuance costs and other	—	128
Amortization of intangible assets	447	485
Compensation charge for restricted stock and issuance of options	763	746
Changes in operating assets and liabilities:
Accounts receivable, net	(631)	2,980
Other assets	(3,504)	(4,234)
Accounts payable, accrued expenses, and other	2,935	578

Net cash provided by (used in) operating activities	(1,128)	56

Cash Flows from Investing Activities
Capital expenditures	(1,149)	(503)
Acquisition of companies	1,312	(247)
Purchases of marketable securities	(8,345)	(3,225)
Proceeds from the sales and maturity of marketable securities	16,215	1,200
Purchase of domain name / mailing list / marketing rights	(810)	(23)

Net cash provided by (used in) investing activities	7,223	(2,798)

Cash Flows from Financing Activities
Cash payment to dELiA*s pursuant to spinoff	—	(8,155)
Issuance of common stock	528	453
Repurchase of common stock	(353)	—

Net cash provided by (used in) financing activities	175	(7,702)

Net change in cash and cash equivalents	6,270	(10,444)
Cash and cash equivalents:
Beginning of period	6,366	39,631

End of period	$12,636	$29,187